Exhibit 99.1

Altairnano Receives Notice of Bid Price Deficiency

RENO, Nev. – December 24, 2009 – Altair Nanotechnologies, Inc. (Altairnano) (NASDAQ: ALTI), a leading provider of energy storage systems for clean, efficient power and energy management, today announced notification from NASDAQ that because the company’s common stock bid price has fallen below $1.00 from November 9, 2009 through December 21, 2009 the company is not in compliance with Rule 5550(a)(2), which is NASDAQ’s minimum bid price rule..   The notification has no effect on the listing of Altairnano’s common stock at this time, which will continue to trade on the NASDAQ Capital Market under the symbol “ALTI”.

The NASDAQ notice states that Altairnano has been provided a 180 day grace period, through June 21, 2010, to regain compliance with the Rule. To regain compliance, the bid price for Altairnano’s common stock must close at $1.00 or higher for a minimum of 10 consecutive business days within the stated 180 day grace period. At the close of the grace period, if the company has not regained compliance, it may be eligible for an additional grace period of 180 days, if it meets the initial listing standards, with the exception of bid price, for the NASDAQ Capital Market. If it is not eligible for an additional grace period, Altairnano will receive notification that its securities are subject to delisting, and it may then appeal the delisting determination to a Hearings Panel.

The company intends to monitor the bid price for its common stock between now and June 21, 2010 and to consider available options to resolve the deficiency and regain compliance with the NASDAQ minimum bid price requirement, as to which no assurances can be given.

About Altair Nanotechnologies Inc.
Headquartered in Reno, Nevada with manufacturing in Anderson, Indiana, Altairnano is a leading provider of energy storage systems for clean, efficient power and energy management. Going beyond lithium ion, Altairnano's Lithium-Titanate based battery systems are among the highest performing and most scalable, with applications that include battery cells for military artillery, battery packs for hybrid vehicles and energy storage systems for large-scale stationary power services. For more information please visit Altairnano at www.altairnano.com.

Forward-Looking Statements
This release may contain forward-looking statements as well as historical information. Forward-looking statements, which are included in accordance with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, may involve risks, uncertainties and other factors that may cause the company's actual results and performance in future periods to be materially different from any future results or performance suggested by the forward-looking statements in this release. These risks and uncertainties include, without limitation, the risks that the Company will not come into compliance with the minimum bid price requirements during the 180 day grace period, that the Company will not qualify for, or will not receive, an additional grace period and that, as a result, the Company’s common stock will be delisted. In addition, other risks are identified in the company's most recent Annual Report on Form 10-K and Form 10-Q, as filed with the SEC. Such forward-looking statements speak only as of the date of this release. The company expressly disclaims any obligation to update or revise any forward-looking statements found herein to reflect any changes in company expectations or results or any change in events.

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For Additional Information:

Institutional Investors:
Brion D. Tanous
Principal
CleanTech IR, Inc.
310-541-6824
btanous@cleantech-ir.com

Individual Investors:
Tom Herbert
Principal
CleanTech IR, Inc.
310-541-6824
therbert@cleantech-ir.com

Media Relations
Jeff Brunings
Director - Strategic Marketing
Altair Nanotechnologies, Inc.
775-856-2500
mediarelations@altairnano.com